Exhibit 19.1
CRESCENT ENERGY COMPANY
INSIDER TRADING POLICY
This Insider Trading Policy (this “Policy”) sets forth the policies of Crescent Energy Company (the “Company”) with respect to transactions by the Company’s directors, executive officers and employees (and other individuals serving in similar capacities) in the Company’s securities (such as Class A common stock, options to buy or sell common stock, warrants, convertible securities and debt securities) and derivative securities relating to the Company’s common stock, whether or not issued by the Company (such as exchange-traded options). The people to whom this Policy applies are referred to in this Policy as “insiders.”
The Company reserves the right to amend or rescind this Policy or any portion of it at any time and to adopt different policies and procedures at any time. In the event of any conflict or inconsistency between this Policy and any other materials distributed by the Company, this Policy shall govern. If a law conflicts with this Policy, you must comply with the law. All determinations and interpretations by the Company’s General Counsel shall be final and not subject to further review.
You should read this Policy carefully, ask questions of the Company’s General Counsel, and, if required pursuant to this policy, promptly sign and return the certification attached as Annex A acknowledging receipt of this Policy to:
Crescent Energy Company
600 Travis Street, Suite 7200
Houston, Texas 77002
Attention: General Counsel
The Company’s directors, executive officers and certain other employees (and other individuals serving in similar capacities) must promptly sign and return the attached certification acknowledging receipt of this Policy when requested to do so by the Company’s General Counsel.
I.Definitions and Explanations
A.Material, Non-Public Information
1.What Information is “Material”?
•Information is material if there is a substantial likelihood a reasonable investor would consider the information as significantly altering the total mix of information available with respect to an investment decision. Thus, information may be material if it is likely that a reasonable investor would consider it important in deciding whether to buy, hold, or sell a security. Similarly, information may be material if you reasonably expect that it would affect the price of the security. Both positive and negative information can be material. Common examples of information that could be, but are not necessarily, material include, but are not limited to: Financial results (annual, quarterly or otherwise);
•Projections of future earnings or losses;
•News of a pending or proposed merger;
•News of a significant acquisition or a sale of significant assets;
•Impending announcements of bankruptcy or financial liquidity problems;
•Gain or loss of a substantial customer or supplier;
•Significant changes in the Company’s distribution or dividend policy;
•Stock splits;
•Significant changes in the Company’s credit ratings;
•New significant equity or debt offerings;
•Significant developments in litigation or regulatory proceedings;
•Significant corporate events, including material cyber, data or personnel matters; and
•Major personnel changes, particularly departures or elections of executive officers or certain directors.
2.What Information is “Non-Public”?
Information is “non-public” if it has not been previously disclosed to the general public and is otherwise not generally available to the investing public. In order for information to be considered “public,” it must be widely disseminated in a manner making it generally available to the investing public with enough time for the investing public to absorb the information fully. Although timing may vary depending on the circumstances, generally, one full Trading Day following publication represents a reasonable waiting period before information is deemed to be public. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of Material, Non-Public Information.

B.Related Person
“Related Person” means, with respect to the Company’s insiders:
•Any family member living in the insider’s household (including a spouse, minor child, minor stepchild, parent, stepparent, grandparent, sibling, in-law) and anyone else living in the insider’s household;
•Any family members who do not live in the insider’s household but whose transactions in Company securities are directed by the insider or subject to the insider’s influence or control (such as parents or children who consult with the insider before transacting in Company securities); and
•Partnerships, trusts, estates and other equivalent legal entities that such insider controls.
C.Trading Day
“Trading Day” means a day on which national stock exchanges or the Over-The-Counter Bulletin Board Quotation System are open for trading, and a “Trading Day” begins at the time trading begins.
D.Section 16 Officer
“Section 16 Officer” means the Company’s president, principal financial officer, principal accounting officer (or if none, the controller), any vice-president of the Company in charge of a principal business unit, division or function (such as sales, administration or finance), and any other executive officer who performs a policy-making function, as determined from time to time by the Company’s board of directors (the “Board”), or any other person who performs similar policy-making functions of the Company, as determined from time to time by the Board. Executive officers of the Company’s parents or subsidiaries shall also be deemed executive officers of the Company if they perform policy-making functions for the Company, as determined from time to time by the Board.
II.Insider Transactions
This Policy prohibits insiders from (i) transacting in or (ii) “tipping,” either directly or indirectly, others who may transact in the Company’s securities, in each case, while aware of Material, Non-Public Information about the Company. This Policy also prohibits from transacting in or tipping others who may transact in the securities of another company with which the Company does business in circumstances where insiders receive Material, Non-Public Information about such other company that has been provided to the Company and as to which the Company has a duty of confidentiality that is known to the insider regarding such information. These transactions are commonly referred to as “insider trading.”

A.Transacting on Material, Non-Public Information
Except as otherwise specified in this Policy, no insider or Related Person shall engage in any transaction in the Company’s securities, including any offer to purchase or offer to sell, or gifting any of the Company’s securities, during any period commencing with the date that such person is aware of Material, Non-Public Information concerning the Company, and ending at the beginning after one full Trading Day following the date of public disclosure of the Material, Non-Public Information, or at the time that the information is no longer material.
B.Tipping Others of Material, Non-Public Information
No insider shall disclose or tip, either directly or indirectly, Material, Non-Public Information about the Company to any other person (including Related Persons) where the Material, Non-Public Information about the Company may be used by that person to such person’s profit by transacting in the securities of the Company. No insider or Related Person shall make recommendations, either directly or indirectly, or express opinions on the basis of Material, Non-Public Information about the Company as to transacting in the Company’s securities. Insiders are not authorized to recommend the purchase or sale of the Company’s securities to any other person (other than Related Persons) regardless of whether the insider is aware of Material, Non-Public Information about the Company.
C.Special and Prohibited Transactions
The Company has adopted policies regarding certain special and prohibited transactions applicable to those insiders specified for each of the transactions listed below.
1.Transactions in Company Debt Securities. Transactions in Company debt securities, whether or not those securities are convertible into Company common stock, are prohibited by this Policy for all insiders.
2.Hedging Transactions and Other Transactions Involving Company Derivative Securities. Hedging or monetization transactions, whether direct or indirect, involving the Company’s securities are prohibited for all insiders, regardless of whether such insiders are in possession of Material, Non-Public Information. Short sales are also prohibited for all insiders. “Hedging” includes entering into any financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in any transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities.
Transactions involving Company-based derivative securities are prohibited for all insiders, whether or not such insiders are in possession of Material, Non-Public Information. “Derivative securities” are options, warrants, stock appreciation rights, convertible notes or similar rights whose value is derived from the value of an equity security, such as Company common stock. Transactions in derivative securities include, but are not limited to, trading in Company-based option contracts, transactions in straddles or collars, and writing or buying puts or calls. Transactions in debt securities that may be convertible into Company common stock would also constitute a transaction in derivative securities prohibited by this Policy. This Policy does not, however, restrict holding, exercising, or settling awards such as options, restricted stock, restricted stock units, or other derivative securities granted under a Company equity-based compensation plan as described in more detail below in Section II.D, or as otherwise expressly permitted by this Policy.

3.Purchases of Company Securities on Margin. Any of the Company’s securities purchased in the open market by an insider should be paid for in full at the time of purchase. Purchasing the Company’s securities on margin (e.g., borrowing money from a brokerage firm or other third party to fund the purchase) is prohibited for all insiders by this Policy.
4.Pledges of Company Securities. Directors and executive officers are prohibited from pledging Company securities as collateral. For all other insiders, pledging Company securities as collateral shall require pre-approval from the Chief Executive Officer or General Counsel of the Company.
5.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Rule 10b5-1 Plans) should be used only for a very brief period of time.
D.Exceptions
Except as otherwise specifically noted, this Policy does not apply in the case of the following transactions:

1.Stock Option and Other Stock-Based Compensation. This exception applies to the exercise or settlement of an employee stock option or other stock-based compensation acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right or net settlement pursuant to which the Company withholds shares subject to an option to satisfy tax withholding requirements or the exercise price. This exception does not apply to any sale of stock in the market as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
2.Restricted Stock Awards. This exception applies to the grant or vesting of an award of restricted stock, or the exercise of a tax withholding right pursuant to which the insider elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This exception does not apply to any market sale of restricted stock.
3. 401(k) Plan. This exception applies to purchases or sales of Company securities in the Company’s 401(k) plan resulting from an insider’s periodic contribution of money to the plan pursuant to the insider’s payroll deduction election. This exception does not apply, however, to certain elections the insider may make under the 401(k) plan, including:
(a)    an election to increase or decrease the percentage of the insider’s periodic contributions that will be allocated to the Company stock fund;

(b)     an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund;

(c)     an election to borrow money against the insider’s 401(k) plan account if the loan will result in a liquidation of some or all of the insider’s Company stock fund balance; and

(d)     an election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

4.Employee Stock Purchase Plan. This exception applies to purchases of Company securities in any employee stock purchase plan resulting from the insider’s periodic contribution of money to the plan pursuant to the election the insider made at the time of the insider’s enrollment in the plan. This exception also applies to purchases of Company securities resulting from lump sum contributions to the plan, provided that the insider elected to participate by lump sum payment at the beginning of the applicable enrollment period. This exception does not apply to the insider’s election to participate in the plan for any enrollment period, and to the insider’s sales of Company securities purchased pursuant to the plan.
5.Automatic Reinvestment in Dividends. This exception applies to the automatic reinvestment plan resulting from the insider’s reinvestment of dividends paid on Company securities. This exception does not apply to (i) voluntary, additional purchases of

Company securities resulting from the automatic reinvestment of dividends, (ii) the insider’s election to participate in the automatic reinvestment of dividends and (iii) the insider’s election to increase or decrease the insider’s level of automatic reinvestment of dividends.
6.Diversified Mutual Funds. This exception applies to transactions in diversified mutual funds that are invested in Company securities.
7.Rule 10b5-1 Plans. This exception applies to transactions made pursuant to a “Rule 10b5-1 Plan.” A Rule 10b5-1 Plan is a written plan for transacting in Company securities that, at the time it is adopted or modified, conforms to all of the requirements of Rule 10b5-1 as then in effect. Members of the Window Group (as defined in Section III.A), whether or not members of the Pre-Clearance Group, must obtain authorization from the General Counsel (or by the Chief Financial Officer if the person seeking preclearance is the General Counsel) before entering into or modifying a Rule 10b5-1 Plan.
8.Other Approved Transactions. This exception applies to any transaction specifically approved in advance by the General Counsel (or the Chief Financial Officer if the person engaging in the transaction is the General Counsel).
E.Post-Termination Transactions
If an insider is aware of Material, Non-Public Information at the time that such insider’s employment or service relationship terminates, the insider may not transact in Company securities or the securities of another company as set forth in Sections II and III.B until that information has become public or is no longer material.
III.Additional Transaction Requirements for Certain Insiders
A.Scheduled Restrictive Periods and the Window Group
Except as set forth in Section II.D, all directors, Section 16 Officers (as defined below) and others identified by the Company who are notified from time to time by the General Counsel that they have been so identified (the “Window Group”) are prohibited from transacting in Company securities beginning seven days prior to the end of the fiscal quarter until one full Trading Day following the end of the fiscal quarter (the “Scheduled Restrictive Period”). Insiders who have not been identified as being in the Window Group should adhere to the other applicable prohibitions set forth in this Policy. Insiders who have been designated as members of the Window Group and notified of the Scheduled Restrictive Period must comply with the Scheduled Restrictive Period whether or not they receive a reminder of the commencement of each Scheduled Restrictive Period.

B.Unscheduled Restrictive Periods
From time to time, the Company may also prohibit some or all of its directors, executive officers or employees (and other individuals serving in similar capacities) from transacting in Company securities or the securities of another company because of developments known to the Company and not yet disclosed to the public (an “Unscheduled Restrictive Period”). In this event, the General Counsel will notify the affected persons, and those persons, except as set forth in Section II.D, may not engage in any transaction involving Company securities or the securities of a specified company, as applicable, until the General Counsel notifies them that the Unscheduled Restrictive Period is over. In addition, any person made aware of the existence of an Unscheduled Restrictive Period should not disclose the existence of the Unscheduled Restrictive Period to any other person (outside of those subject to the Unscheduled Restrictive Period).
Transacting in the Company’s securities outside of a Scheduled Restrictive Period or an Unscheduled Restrictive Period should not be considered a “safe harbor,” and all insiders should use good judgment at all times.
C.Mandatory Pre-Clearance for the Pre-Clearance Group
The Company has determined that some or all of its directors, Section 16 Officers, and others as identified by the Company and who have been notified that they have been so identified (collectively, the “Pre-Clearance Group”) must not transact in the Company’s securities, even outside of a Scheduled Restrictive Period or an Unscheduled Restricted Period, without first complying with the Company’s “pre-clearance” process. Each member of the Pre-Clearance Group should contact the Company’s General Counsel (or by the Chief Financial Officer if the person seeking preclearance is the General Counsel) prior to commencing any transactions in the Company’s securities (other than those to which preclearance does not apply as set forth in Section II.D). Members of the Pre-Clearance Group must obtain written clearance (which may include clearance via email) from the General Counsel (or from the Chief Financial Officer if the person seeking preclearance is the General Counsel); oral pre-clearance is not sufficient. Members of the Pre-Clearance Group that receive permission to engage in a transaction from the General Counsel (or from the Chief Financial Officer, as applicable) must complete their transaction within (i) five Trading Days or (ii) such shorter or longer period as is designated by the General Counsel (or by the Chief Financial Officer if the person seeking preclearance is the General Counsel), or make a new request for clearance.
Please note that clearance of a proposed transaction by the General Counsel does not constitute legal advice regarding, or otherwise acknowledge that a member of the Pre-Clearance Group does not possess Material, Non-Public Information. Insiders must ultimately make their own judgments regarding, and are personally responsible for determining, whether they are in possession of Material, Non-Public Information.
IV.Potential Criminal and Civil Liability and/or Disciplinary Action
Civil and criminal penalties and disciplinary action by the Company, which may include termination or other appropriate action, may result from transacting on Material, Non-Public Information regarding the Company.

V.Transactions by the Company
From time to time, the Company may engage in transactions in its own securities. It is the Company’s policy to comply with all applicable securities laws (including appropriate approvals by the Board or appropriate committee, if required) when engaging in transactions in the Company’s securities.

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This document states a policy of Crescent Energy Company and is not intended to be regarded as the rendering of legal advice.
Last updated: February 19, 2025

ANNEX A
INSIDER TRADING POLICY
CERTIFICATION
I have read and understand the Insider Trading Policy (the “Policy”) of Crescent Energy Company (the “Company”). I agree that I will comply with the policies and procedures set forth in the Policy. I understand and agree that, if I am a director, executive officer or employee (or other individual serving in a similar capacity) of the Company or one of its subsidiaries or other affiliates, my failure to comply in all respects with the Company’s policies, including the Policy, is a basis for termination for cause of my employment or service with the Company and any subsidiary or other affiliate to which my employment or service now relates or may in the future relate.
I am aware that this signed Certification will be filed with my personal records in the Company’s Human Resources Department.
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Signature

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Type or Print Name

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Date

    A-1